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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR 12(G) OF THE
SECURITIES EXCHANGE ACT OF 1934

SANCHEZ COMPUTER ASSOCIATES, INC.
(Exact name of registrant as specified in charter)

PENNSYLVANIA (State of incorporation or organization)	23-2161560 (I.R.S. Employer Identification No.)
40 Valley Stream Parkway, Malvern, Pennsylvania (Address of Principal Executive Offices)	19355 (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

        The undersigned registrant hereby amends its registration statement on Form 8-A filed with the Securities and Exchange Commission dated February 28, 2003.

Item 1—Description of Registrant's Securities to be Registered.

        Item 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission dated February 28, 2003 by the undersigned registrant is hereby amended by adding the following to the end thereof:

        On January 27, 2004, Sanchez Computer Associates, Inc. (the "Company") executed a First Amendment (the "Amendment") to Shareholder Rights Agreement dated as of February 28, 2003 (the "Rights Agreement") between the Company and Mellon Investor Services LLC, as rights agent (the "Rights Agent"). The Amendment was entered into to (a) render the Rights (as defined in the Rights Agreement) inapplicable to (i) the Merger (as defined in the Amendment) and the other transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of January 27, 2004 (the "Merger Agreement"), by and among the Company, Fidelity National Financial, Inc. ("Parent"), Fidelity Information Services, Inc. ("FIS"), Sunday Merger Corp. ("Merger Corp.") and Sunday Merger, LLC ("Merger LLC"), (ii) the granting of the Voting Arrangements and the Options (each as defined in the Amendment) and the other transactions contemplated by the Shareholder Agreements (as defined in the Amendment) and (iii) the acquisition of the shares of Company Common Stock held by any Significant Shareholder (as defined in the Amendment) pursuant to the exercise of an Option as in effect on the date the applicable Shareholder Agreement is first fully executed and in compliance with any restrictions on exercise thereof set forth in the Merger Agreement; and (b) ensure that none of (i) the announcement of the Merger, (ii) the acquisition of Common Shares pursuant to the Merger or the Merger Agreement, (iii) the execution of the Merger Agreement, (iv) the consummation of the Merger or the other transactions contemplated by the Merger Agreement, (v) the execution of the Shareholder Agreements, (vi) the granting of the Options and the Voting Arrangements pursuant to the Shareholder Agreements, or (vii) the acquisition of Common Shares pursuant to the exercise of an Option as in effect on the date the applicable Shareholder Agreement is first fully executed and in compliance with any restrictions on exercise thereof set forth in the Merger Agreement shall cause (A) Parent, FIS, Merger Corp., Merger LLC or any of their respective Affiliates or Associates to become, either individually or collectively, an Acquiring Person (each as defined in the Rights Agreement), (B) the occurrence of a Distribution Date or a Business Combination (each as defined in the Rights Agreement), (C) any of the Rights (as defined in the Rights Agreement) to separate from the Common Shares or otherwise become exercisable, or (D) certain adjustments to be made pursuant to the Rights Agreement.

        The Amendment to the Rights Agreement is attached hereto as Exhibit 4, and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to that Exhibit.

Item 2—EXHIBITS.

(c)
Exhibits

Exhibit No.	Description
*1.	Shareholder Rights Agreement, dated as of February 28, 2003, between the Company and Mellon Investor Services LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission dated October 28, 2003).
*2.
Certificate of Designations of Powers, Rights and Preferences of Sanchez Computer Associates, Inc. of Series A Participating Preferred Stock (incorporated herein by reference to Exhibit A to the Rights Agreement referred to in Exhibit 1 hereto).
*3.	Form of Rights Certificate (which is attached as Exhibit B to the Rights Agreement referred to in Exhibit 1 hereto).
4.	First Amendment, dated as of January 27, 2004, to the Shareholder Rights Agreement, dated as of February 28, 2003 between the Company and Mellon Investor Services LLC, as Rights Agent.

*  Incorporated by reference.

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

SANCHEZ COMPUTER ASSOCIATES, INC.

Date: January 29, 2004	By:	/s/ TODD A. PITTMAN Name: Todd A. Pittman Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.	First Amendment, dated as of January 27, 2004, to the Shareholder Rights Agreement, dated as of February 28, 2003 between the Company and Mellon Investor Services LLC, as Rights Agent.

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  Item 1—Description of Registrant's Securities to be Registered.
  Item 2—EXHIBITS.
SIGNATURES
EXHIBIT INDEX